SEPARATION AGREEMENT

Odimo Incorporated, a Delaware corporation (“Company”) and George Grous (“Executive”) hereby enter into this Separation Agreement (“Separation Agreement”) agreeing as follows:

1. EMPLOYMENT AGREEMENT TERMINATED; INDEMNIFICATION AGREEMENT

(a) Separation Date. The parties agree that Executive’s last day of employment with the Company is January 15, 2007 (the “Separation Date”).

(b) Employment Agreement. Executive and the Company acknowledge and agree that the Employment Agreement dated July 12, 2004 between the Company and the Executive (the “Employment Agreement”) is terminated subject to those provisions which the parties have agreed shall survive the termination as set forth herein. Executive further agrees that effective as of the Separation Date, the Executive resigns from all officer and director positions with the Company and any of its subsidiaries and affiliates and agrees to take such further actions, including, signing any letters or other documents on or after such date effecting such resignations.

(c) Indemnification Agreement. Executive and the Company acknowledge and agree that the Indemnification Agreement dated February 14, 2005 between the Executive and the Company (the “Indemnification Agreement”) shall continue in force and effect.

2. CONSIDERATION PERIOD. Executive acknowledges that Executive was given this Separation Agreement to consider on January 15, 2007 and that Executive has twenty-one (21) days to consider whether to sign this Separation Agreement. Executive is hereby advised to consult an attorney before signing this Separation Agreement. If Executive signs this Separation Agreement before the expiration of twenty-one (21) days, he agrees that he will have done so voluntarily.

3. EFFECTIVE DATE. Executive may accept this Separation Agreement only by signing and dating this Separation Agreement in the spaces provided and delivering the Separation Agreement to the Company, Attention: Amerisa Kornblum, Chief Financial Officer, 14150 NW 14th Street, Sunrise, Florida 33323 no later than Company’s normal close of business on the later of (a) the twenty-second (22nd) day following Executive’s receipt of this Separation Agreement or (b) if the twenty-second (22nd) day following receipt is a Saturday, Sunday or legal holiday in the State of Florida, the next day that is not a Saturday, Sunday or legal holiday. Time is of the essence as it pertains to this Section 3. The “Effective Date” of this Separation Agreement shall be the eighth (8th) day after the date on which Executive signs and delivers the Separation Agreement pursuant to this Section, so long as Executive has not revoked the Separation Agreement pursuant to Section 4 below.

4. REVOCATION. Executive may revoke this Separation Agreement at any time within seven (7) days after signing and delivering it to the Company by notifying the Company, Attention: Amerisa Kornblum, Chief Financial Officer, 14150 NW 14th Street, Sunrise, Florida 33323, in writing of Executive’s decision to revoke.

5. SEPARATION BENEFITS. Provided that Executive satisfies the conditions of this Separation Agreement and does not revoke this Separation Agreement, the Company shall:

(a) Pay to Executive $ 50,000 on the Effective Date.

(b) Pay to Executive his unpaid salary, including any accrued amounts, through the Separation Date. Such amount will be paid on the Effective Date.

6. STOCK OPTIONS. Executive and the Company acknowledge and agree that all stock options granted to Executive shall be cancelled and of no further force or effect.

7. RELEASE.

(a) Subject to Executive’s right to revoke this Separation Agreement as stated above, and subject to Executive’s rights to enforce the terms of this Separation Agreement, Executive knowingly and voluntarily releases and forever discharges the Company, its subsidiaries, its affiliates, subsidiaries, divisions, successors and assigns, and their current and former partners, affiliates, owners, agents, officers, directors, employees, attorneys, successors and assigns, individually and in their corporate capacities (“Releasees”), of and from any and all claims that are employment related known or unknown, that Executive, his heirs, executors, administrators, successors and assigns, have or may have as of the Separation Date, including, but not limited to, any alleged violation of: The Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Occupational Safety and Health Act; The Fair Credit Reporting Act; The Florida Human Rights Act; any other federal, state, local or other civil or human rights law; or any other local, state or federal law, regulation or ordinance, and/or public policy, contract, tort or common law. Moreover, although Executive retains the right to file a charge of discrimination, Executive will not be entitled to receive any relief, recovery or monies in connection with any complaint, charge or legal proceeding brought against Releasees, including attorneys’ fees, without regard to the party or parties who have instituted any such complaint, charge or legal proceeding, to the extent permitted by law. This release includes any and all employment related claims known to the Executive that might exist at the Separation Date, These rights and claims do not include any rights or claims outside his capacity as an employee such as a lender or shareholder or which arise after the Separation Date, or any rights the Executive has (if any) under any retirement benefit plan sponsored by Company, and do not include any rights or claims (including, without limitation, any claims for indemnification) existing under this Separation Agreement or the Indemnification Agreement. The Company shall continue to be bound by the obligations set forth in Article XIII(J) of the Employment Agreement and such provision shall remain binding and enforceable during the periods set forth therein.

(b) Subject to the Company’s rights to enforce this Agreement, the Company knowingly and voluntarily releases and forever discharges the Executive, of and from any and all claims known to the Company, that the Company or its successors and assigns, have or may have as of the Separation Date. This release includes any and all claims known to the Company that might exist at the Separation Date. These rights and claims do not include any rights or claims which arise after the Separation Date or any rights or claims to enforce this Agreement.

8. INDEMNIFICATION/INSURANCE. To the fullest extent permitted by law and the Company’s Certificate of Incorporation and by-laws and in addition to any rights of the Executive under the Indemnification Agreement, the Company shall promptly indemnify the Executive for all amounts (including without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees and costs) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the past performance by Executive of services for the Company or any of its subsidiaries or affiliates, including as a director, officer or employee of the Company or any such subsidiary or affiliate. The Company shall continue to cover the Executive under its Director and Officers Insurance coverage at the same level of coverage as shall be provided, from time to time, to officers and directors of the Company, in accordance with, and subject to the limitations of such coverage, for a period of six (6) years beginning on the Separation Date. In the event of a covered claim, the Company shall pay any deductible that is required under such coverage.

9. COOPERATION. Executive shall, when requested by the Company, fully cooperate with the Company or any affiliate in effecting a smooth transition of Executive’s responsibilities to others. Executive will promptly and fully cooperate with the Company or any affiliate and its representatives in any dispute, litigation, arbitration, administrative or similar proceeding with respect to claims arising from events occurring or alleged to have occurred during his employment with the Company, including that certain litigation styled: In Re: Odimo, Inc. Securities Litigation. If the Executive is contacted as a potential witness to any claim or in any litigation involving the Company, the Executive will notify the Company of any such contact or request within two (2) days after learning of it and will permit the Company to take all steps it deems to be appropriate, if any, to prevent the Executive’s involvement, or to be present during any such discussions. This section does not prohibit the Executive’s participation as a witness to the extent otherwise legally required, but does require that the Executive provide the Company with notice and the opportunity to object and/or participate. Before the Executive discloses any Company information or engages in any other activity that could possibly violate this Agreement, Executive shall discuss Executive’s proposed actions with the Company’s legal counsel, Charles J. Rennert of Berman Rennert Vogel & Mandler, P.A., who will advise the Executive in writing whether the proposed actions would violate this Agreement.

10. OBLIGATIONS AND RESTRICTED ACTIVITIES. In consideration of the benefits as set forth herein, and other good and valuable consideration, the adequacy of which the Executive acknowledges, the Executive, intending to be legally bound, agrees to continue to be bound by the obligations and restrictions as set forth in Articles IX (D), (E) and (F) and XIII(B) and (J) of the Employment Agreement and such provisions shall remain binding and enforceable during the periods set forth therein. Defined terms as used in those Articles IX (D), (E) and (F) and XIII(B) and (J) shall have the specific meanings as defined in the Employment Agreement.

11. GENERAL

(a) Other than as set forth herein, this Separation Agreement contains the entire agreement of the Company with the Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive’s employment with Company and its termination and all related matters, including the Employment Agreement except for those provisions which the parties have agreed shall survive. The parties further agree that no amendment or modification of this Separation Agreement shall be valid or binding upon wither of them unless made in writing and signed by all parties hereto. Except to the extent expressly set forth herein, this Separation Agreement does not affect ongoing rights and obligations of the Company under the Indemnification Agreement.

(b) This Separation Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever. This Separation Agreement shall not be assignable by the Executive but shall be freely assignable by the Company, provided that any assignment by the Company shall expressly provide that (i) the assignee affirmatively assumes all the obligations, duties and responsibilities imposed upon the Company pursuant to this Separation Agreement and (ii) the Company is not in any manner relieved of any such obligations, duties or responsibilities hereunder.

(c) The Company and the Executive intend for every provision of the Separation Agreement to be fully enforceable. If a court with jurisdiction of this Separation Agreement determines that all or part of any provision of this Separation Agreement is unenforceable for any reason, the Company and the Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Separation Agreement.

(d) This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

(e) This Separation Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12. EXECUTIVE’S FULL REVIEW. Executive acknowledges that he has read this entire Separation Agreement, that he fully understands its meaning and effect, that his counsel has answered any questions he may have, that no promises or representations have been made to him by any person to induce him to enter into this Separation Agreement other than the express terms set forth herein, and that he has voluntarily signed this Separation Agreement.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company have signed this Separation Agreement to be effective as provided herein.

ODIMO INCORPORATED
By: /s/ Amerisa Kornblum	EXECUTIVE
—	/s/ George Grous
Name: Amerisa Kornblum	—
Title: Chief Financial Officer	George Grous
Date: January 16, 2007	Date: January 16, 2007